COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER STATE MUNICIPAL BOND FUND, MICHIGAN SERIES
CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL BOND
INDEX

EXHIBIT A:                              DREYFUS
                                     PREMIER STATE
                                       MUNICIPAL
              LEHMAN BROTHERS          BOND FUND,
  PERIOD         MUNICIPAL          MICHIGAN SERIES
               BOND INDEX *         (CLASS A SHARES)

 4/30/88          10,000                 9,553
 4/30/89          10,893                10,819
 4/30/90          11,678                11,424
 4/30/91          13,019                12,750
 4/30/92          14,257                14,039
 4/30/93          16,061                15,899
 4/30/94          16,407                16,479
 4/30/95          17,499                17,574
 4/30/96          18,889                18,771
 4/30/97          20,142                20,064
 4/30/98          22,016                21,779

*Source: Lehman Brothers